Exhibit 4.1

FIRST AMENDMENT
TO
SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of February 3, 2016, by and among Mattress Firm, Inc., a Delaware corporation (the “Buyer”), HMK Mattress Holdings LLC, a Delaware limited liability company (the “Company”), CCP IV Holdings, LLC, a Delaware limited liability company (“CCP IV Blocker”), CXV Holdings, LLC, a Delaware limited liability company (“CXV Blocker”), and CCP IV SBS Holdings, LLC, a Delaware limited liability company (“CCP IV SBS Blocker,” and collectively with CCP IV Blocker and CXV Blocker, the “Blockers”), David Acker, solely in his capacity as a representative of the Sellers, Calera Capital Partners IV, L.P., a Delaware limited partnership and solely in its capacity as a representative of the Sellers (together with David Acker (in his capacity as a representative of the Sellers), the “Sellers Representative”), Adam Blank, as trustee of the Adam Blank 2012 GRAT, and Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust.  Each of the parties to this Amendment is referred to individually as a “Party” and collectively as the “Parties”.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in that certain Securities Purchase Agreement, dated November 25, 2015, by and between the Parties and the equityholders of the Company and the Blockers listed on the signature pages thereto (as amended, the “Purchase Agreement”).

WITNESSETH:

A.                                    The Parties have entered into the Purchase Agreement, which sets forth the Parties’ rights and obligations;

B.                                    Pursuant to Section 10.22(a)(v) of the Purchase Agreement, each Seller has appointed the Sellers Representative to act as such Seller’s representative, agent, proxy and attorney-in-fact to execute and deliver any consent, amendment or waiver to the Purchase Agreement without first obtaining the prior approval of any of the Sellers; and

C.                                    The Parties desire to amend the Purchase Agreement with respect to certain closing cash payment methods, as more fully described below.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
AMENDMENTS

1.1                         The third recital in the Purchase Agreement is amended and restated in its entirety to read as follows:

“WHEREAS, concurrently with the execution and delivery of this Agreement, Adam Blank has executed and delivered to the Buyer a contribution agreement, dated as of the date hereof, by and among Adam Blank, Mattress Firm Holding Corp, a Delaware corporation (“MFRM”) and the Buyer and/or its Affiliates, which will be joined at, or prior to, the Closing by Adam Blank, as trustee of the Adam Blank 2012 GRAT, and Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust (together with the schedules and exhibits attached thereto and the joinder, the “Contribution Agreement”), pursuant to which Adam Blank, individually, Adam Blank, as trustee of the Adam Blank 2012 GRAT, and Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust, will, at, or immediately prior to, the Closing, contribute certain of their respective Company Units to the Buyer (the “Contributed Units”) in exchange for shares of common stock of MFRM, subject to the terms and conditions set forth in the Contribution Agreement;”

1.2                         Section 1.2 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166, either on February 5, 2016 or at such other place or at such other time or on such other date as the parties hereto mutually may agree in writing.  The day on which the Closing actually takes place is referred to as the “Closing Date.”“

1.3                         Section 1.3(a) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Closing Cash Payment.  At the Closing, the Buyer shall deliver to the Sellers, in the aggregate, an amount in cash equal to the Estimated Net Purchase Price; provided, that (i) an amount of cash equal to no less than $8,000,000 and no more than $10,000,000, which amount would otherwise be payable to Adam Blank, individually, Adam Blank, as trustee of the Adam Blank 2012 GRAT, and/or Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust, pursuant this Section 1.3, in each case in the sole discretion of that Seller, shall instead be paid in shares of common stock of MFRM pursuant to the Contribution Agreement and (ii) the Estimated Net Purchase Price Per Seller payable to the Blocker Unit Sellers pursuant to this Section 1.3, shall be paid in accordance with Section 1.3(d).  Subject to the immediately preceding sentence, the Buyer shall pay to each Seller an amount equal to such Seller’s Estimated Net Purchase Price Per Seller, as calculated and determined by the Sellers Representative, such payment to be made by wire transfer of immediately available funds to such Seller’s account that has been specified in writing by the Sellers Representative not later than two (2) Business Days prior to the Closing.  Each Seller hereby agrees that the Buyer shall have no responsibility for the calculation of the Estimated Net Purchase Price Per Seller to the appropriate Seller under this Section 1.3(a), the Buyer’s sole responsibility with respect to payments under this Section 1.3(a) being to make payments in such amounts and to such accounts as are specified in writing by the Sellers Representative.  For the avoidance of doubt, only Profits Units that are Eligible Profits Units shall be entitled to any payment hereunder and each Seller holding any Profits Units agrees that any Profits Units that have not vested prior to the Closing and do not vest in connection with the Closing in accordance with the terms of the grant agreement(s) applicable to such Profits Units shall be forfeited as of the Closing.”

1.4                               Section 1.3(c) of the Purchase Agreement is amended and restated in its entirety to read as follows:

“At least three (3) Business Days prior to the anticipated Closing Date, Adam Blank, individually, Adam Blank, as trustee of the Adam Blank 2012 GRAT, and Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust, collectively shall deliver to the Buyer a signed, written notice setting forth the exact amount of the Estimated Net Purchase Price Per Seller payable pursuant to Section 1.3(a) that Adam Blank, individually, Adam Blank, as trustee of the Adam Blank 2012 GRAT, and Andrew Singer and Diane Weissman, as trustees of the Adam Blank 2012 Dynasty Trust, desire to receive in shares of common stock of MFRM in lieu of cash.”

1.5                               The Purchase Agreement is amended to add a Section 1.3(d) and Section 1.3(e) which shall read in its entirety as follows:

“(d)                           The Estimated Net Purchase Price Per Seller payable to each of the Blocker Unit Sellers pursuant to Section 1.3 shall be paid as follow:

(i)                                     415,270 shares of common stock of MFRM to Calera Capital Partners IV, L.P.;

(ii)                                  409,097 shares of common stock of MFRM to Calera XV, LLC;

(iii)                               14,793 shares of common stock of MFRM to Calera Capital Partners IV Side-By-Side, L.P.; and

(iv)                              an amount in cash equal to (A) such Blocker Unit Seller’s Estimated Net Purchase Price Per Seller, as calculated and determined by the Sellers Representative, minus (B) the Equity Consideration Amount applicable in respect of such Blocker Unit Seller, such payment to be made by wire transfer of immediately available funds to such Blocker Unit Seller’s account that has been specified in writing by the Sellers Representative not later than two (2) Business Days prior to the Closing.

(e)                                  Each share of common stock of MFRM issued to each Blocker Unit Seller pursuant to this Section 1.3 shall reflect the following restrictive legends:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, EXCHANGED,

TRANSFERRED OR OTHERWISE DISPOSED OF (I) UNLESS (A) REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES AND “BLUE SKY” LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY SUCH LAWS IS AVAILABLE OR (II) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF THE ACT AND APPLICABLE SECURITIES OR “BLUE SKY” LAWS.”

1.6                               Sections 1.5(a)(vi) and (vii) of the Purchase Agreement are amended and restated in its entirety to read as follows:

“(vi)                        to the Sellers Representative, a secretary’s certificate from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date:  (A) the Buyer’s certificate of incorporation, as amended; (B) the Buyer’s bylaws, as amended; (C) a copy of the resolutions of the Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, including the issuance of all shares to be delivered hereunder to the applicable Sellers; and (D) the incumbency of the officer or officers authorized to execute on behalf of the Buyer this Agreement and any ancillary agreements;

(vii)                           to the Sellers, a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying the matters set forth in Section 6.2(a) and Section 6.2(b); and”

1.7                               The Purchase Agreement is amended to add Section 1.5(a)(viii) which shall read in its entirety as follows:

“to each of the Blocker Unit Sellers, evidence of the delivery of an irrevocable instruction letter to MFRM’s transfer agent authorizing and directing such transfer agent to issue the shares of common stock of MFRM payable to such Blocker Unit Seller pursuant to Section 1.3(d) to such Blocker Unit Seller (it being agreed that Buyer and MFRM shall take any other actions reasonably necessary to cause the issuance of such shares of common stock of MFRM as contemplated hereunder).”

1.8                               The Purchase Agreement is amended to add Section 3.7 which shall read in its entirety as follows:

“Investment Intent.

(a)                                 Each Blocker Unit Seller is acquiring shares of common stock of MFRM for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of such shares of common stock of MFRM in a manner that would violate the registration requirements of the Securities Act.  Each Blocker Unit Seller agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  Each Blocker Unit Seller is able to bear the economic risk of holding the shares of common stock of MFRM received pursuant to this Agreement for an indefinite period (including total loss of its investment) and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b)                                 Each Blocker Unit Seller acknowledges and agrees that (i) MFRM and Buyer have provided its advisors and agents, if any, with the opportunity to ask questions of MFRM, Buyer and each of its representatives or agents concerning the terms of its potential acquisition of shares of common stock of MFRM pursuant to this Agreement, and all such questions have been answered to each Blocker Unit Seller’s satisfaction, (ii) each Blocker Unit Seller has, to the extent such Blocker Unit Seller has deemed necessary, retained (at its own expense) and relied upon appropriate professional advice of its own advisors regarding the investment, Tax and legal merits and consequences of an investment in the shares of common stock of MFRM to be acquired by each Blocker Unit Seller pursuant to this Agreement, (iii) each Blocker Unit Seller’s advisors and agents, if any, have been furnished (or provided access to) all material information regarding the business and financial condition of MFRM, the attributes of the common stock of MFRM and the merits and risks of an investment in shares of common stock of MFRM that each Blocker Unit Seller’s advisors and agents, if any, have requested or otherwise need to evaluate the investment in the shares of common stock of MFRM to be acquired by such Blocker Unit Seller pursuant to this Agreement, and neither each Blocker Unit Seller nor any of such Blocker Unit Seller’s advisors or agents, if any, desires any further information or data concerning MFRM or the common stock of MFRM, and (iv) each Blocker Unit Seller and such Blocker Unit Seller’s advisors and agents, if any, are familiar with investments of the nature of common stock of MFRM and have substantial knowledge and experience in financial and business matters such that each Blocker Unit Seller, as assisted by such Blocker Unit Seller’s advisors and agents (if any), is capable of evaluating, and has evaluated, the merits and risks inherent in acquiring the shares of common stock of MFRM to be acquired by such Blocker Unit Seller pursuant to this Agreement.

(c)                                  Each Blocker Unit Seller is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.”

1.9                               The Purchase Agreement is amended to add Section 5.27, which shall read in its entirety as follows:

“Registration Rights.

(a)                                 Buyer hereby represents and warrants that all of the shares of common stock of MFRM to be issued to the Blocker Unit Sellers hereunder (the “Shares”) will be duly authorized, validly issued, fully paid and non-assessable, and that MFRM has an effective universal shelf registration statement on Form S-3 with sufficient unused capacity to register the resales of the Shares as contemplated hereby.

(b)                                 On or before March 21, 2016, Buyer shall cause MFRM to effect the registration of resales from time to time by the Blocker Unit Sellers of the Shares under the Securities Act, and shall maintain the effectiveness of the registration statement for the resale of the Shares for so long as any of the Blocker Unit Sellers hold any of the Shares, or until each of the Blocker Unit Sellers is permitted to freely sell such Shares without registration or restrictions under the Securities Act.

(c)                                  In connection with the registration of such resales, Buyer shall (i) pay or cause MFRM to pay any filing fees or other costs and expenses in connection with such registration (other than underwriting discounts and commissions), and reimburse the Blocker Unit Sellers for any costs and expenses incurred in connection with such registration (including the reasonable costs and expenses of one counsel for the Blocker Unit Sellers), (ii) cause MFRM to prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resales of the Shares, (iii) cause MFRM to furnish to the Blocker Unit Sellers such numbers of copies of a prospectus conforming to the requirements of the Securities Act, and such other documents as the Blocker Unit Sellers may reasonably request in order to facilitate the disposition of such shares, (iv) notify each of the Blocker Unit Sellers (A) of any request by the SEC that MFRM amend or supplement such registration statement or prospectus, or (B) to cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to the Blocker Unit Sellers, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, (v) cause all of the Shares to be listed on each securities exchange on which similar securities issued by MFRM are then listed, (vi) remove any restrictive legends on the certificates representing the Shares upon the effectiveness of the registration statement, (vii) cause MFRM to take such further action as reasonably requested from time to time by a Blocker Unit Seller, to the extent required to enable such Blocker Unit Seller to sell Shares under the registration statement or pursuant to an exemption provided under the Securities Act, and (viii) indemnify and hold harmless each of the Blocker Unit Sellers and their affiliates and their and their affiliates officers, directors, employees, partners and agents and each Person, if any, who “controls” any of such persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act of 1934, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Blocker Unit Seller Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in the registration statement or prospectus relating to the Shares, except (1) insofar as such Blocker Unit Seller Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Buyer by the Blocker Unit Sellers expressly for use therein, or (2) if Buyer had previously provided an amended or supplemented prospectus to the Blocker Unit Sellers and such amended or supplemented prospectus would have cured the defect giving rise to such Blocker Unit Seller Damages.

1.10                        The Purchase Agreement is amended to add the following definitions to Article IX which shall be included in alphabetical order:

““Blocker Unit Seller Damages” has the meaning set forth in Section 5.27(c).”

““Equity Consideration Amount” means (i) $14,845,902.50 with respect to Calera Capital Partners IV, L.P., (ii) $14,625,217.75 with respect to Calera XV, LLC, and (iii) $528,849.75 with respect to Calera Capital Partners IV Side-By-Side, L.P.”

““SEC” has the meaning set forth in Section 5.27(c).”

““Shares” has the meaning set forth in Section 5.27(a).”

ARTICLE II
MISCELLANEOUS

2.1                               References.  Each reference in the Purchase Agreement shall, unless the context otherwise requires, mean the Purchase Agreement as amended by this Amendment.

2.2                               Ratification. The Purchase Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed.

2.3                               No Other Amendments; Continuing Effect.  The amendments set forth herein are limited precisely as written and will not be deemed to be an amendment of any other term or condition of the Agreement or any of the documents referred to therein.  Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.

2.4                               Constructions, Etc. This Amendment shall be governed by all provisions of the Purchase Agreement, unless the context otherwise requires, including all provisions concerning construction, enforcement, notices, governing law and arbitration.

2.5                               Successors.  This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

2.6                               Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

2.7                               Counterparts.  This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MATTRESS FIRM, INC., as the Buyer

By:	/s/ R. Stephen Stagner
Name:	R. Stephen Stagner
Title:	Chief Executive Officer

HMK MATTRESS HOLDINGS LLC, as the Company

By:	/s/ David Acker
Name:	David Acker
Title:	Chief Executive Officer and President

ADAM BLANK 2012 GRAT, as a Seller

By:	/s/ Adam Blank
Name:	Adam Blank
Title:	Trustee

ADAM BLANK 2012 DYNASTY TRUST, as a Seller

By:	/s/ Andrew Singer
Name:	Andrew Singer
Title:	Trustee

By:	/s/ Diane Weissman
Name:	Diane Weissman
Title:	Trustee

/s/ David Acker
David Acker, solely in his capacity as the Seller Representative

[Signature Page First Amendment to Securities Purchase Agreement]

CALERA CAPITAL PARTNERS IV, L.P., solely in its capacity as the Seller Representative

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

CCP IV HOLDINGS, LLC

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

CXV HOLDINGS, LLC

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

CCP IV SBS HOLDINGS, LLC

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

[Signature Page First Amendment to Securities Purchase Agreement]

CALERA CAPITAL PARTNERS IV, L.P.

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

CALERA XV, LLC

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Managing Director and General Counsel

[Signature Page First Amendment to Securities Purchase Agreement]